EXHIBIT 99.1

ROYAL BODYCARE

2301 Crown Court - Irving, Texas 75038

Press Release	For Further Information:
For Release November 3, 2005	Steve Brown, CFO
Tel: 972-893-4000
steveb@royalbodycare.com
www.royalbodycare.com

Royal BodyCare Reports

Third Quarter Results

Irving, Texas (November 3, 2005) – Royal BodyCare, Inc. (ROBE OTC:BB) reported net sales in the quarter ended September 30, 2005 increased 21% to $4,915,000 and net earnings increased 721% to $149,000, compared to results in the third quarter of the previous year when net sales were $4,066,000 and net earnings were $18,000.

In the nine-month period ended September 30, 2005, net sales increased 11% to $14,413,000, and net earnings increased 117% to $521,000 or $.02 per share, compared to results in the same nine-month period of the previous year when net sales were $13,024,000, and net earnings were $241,000 or $.01 per share.

Wayne Holbrook, the Company’s President, stated, “Public Health authorities have warned of a potential worldwide Bird Flu epidemic in the months ahead. Bird Flu vaccines are in short supply, and may be unavailable if mutated forms of the virus develop. With or without vaccination, it is important that people try to achieve optimum health and to strengthen their own natural immune system to have a better chance to resist the Bird Flu virus.

“Earlier in the year RBC introduced Immune 360™, a blend of dietary compounds that have been shown to provide nutritional support to the immune system and protection against oxidative tissue damage, formulated to strengthen the body’s natural ability to resist the ravages of viruses and other infectious organisms.

“During the past nine months the Company has pursued its plan to open a new wholly-owned Asian subsidiary in the fourth quarter of this year. All costs incurred in this project, including product approvals, consultation, legal compliance, software development, and staffing have been expensed as they occurred.”

RBC develops and manufactures quality-controlled nutritional supplements, and skin care products including its proprietary NanoCeuticals™, marketed through independent distributors in North America, and through licensees in other countries from its Las Colinas world headquarters in Irving, Texas, and from its branch office in Vancouver, BC, Canada.

An RBC subsidiary, MPM Medical, Inc., develops and markets a line of research-based wound care products sold over-the-counter and by prescription through wholesalers, hospitals, clinics, cancer centers and nursing homes. During the first nine months, MPM Medical increased its sales force and customer base. In September, MPM continued to expand its international business by signing a license agreement with a medical sales organization in Brazil by which they agreed to market MPM wound care and oncology products in that country.

The statements above, other than statements of historical facts, may be forward-looking. Actual events will be dependent upon a number of factors and risks including but not limited to changes in plans by the Company’s management; delays or problems in production; changes in the regulatory process; changes in market trends; and a number of other factors and risks described from time to time in the company’s filings with the Securities and Exchange Commission.

Royal BodyCare, Inc.

Summary Results of Operations

	Quarter Ended September 30,
	2005	2004
Net sales	$4,915,000	$4,066,000

Earnings before income taxes	$149,000	$18,000
Provision for income taxes	—	—

Net earnings	$149,000	$18,000

Earnings per share – basic and diluted	$0.01	$0.00

Basic weighted average shares outstanding	20,056,294	20,056,294

Diluted weighted average shares outstanding	22,202,158	20,478,345

	Nine Months Ended September 30,
	2005	2004
Net sales	$14,413,000	$13,024,000

Earnings before income taxes	$521,000	$241,000
Provision for income taxes	—	—

Net earnings	$521,000	$241,000

Earnings per share:
Basic earnings per share	$0.03	$0.01

Basic weighted average common shares outstanding	20,056,294	20,000,738

Diluted earnings per share	$0.02	$0.01

Diluted weighted average common shares outstanding	21,147,160	21,109,088

# # #